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Exhibit 4.2

Corporate Office 135 Queens Plate Drive, Suite 300 Toronto, Ontario M9W 6V1

BFI CANADA INCOME FUND

NOTICE OF ANNUAL AND SPECIAL MEETING OF UNITHOLDERS

MAY 13, 2008

        NOTICE IS HEREBY GIVEN that the annual and special meeting (the "Meeting") of the holders of ordinary units (the "Units") and the Class A unit (the "Class A Unit" and, together with the Units, the "Trust Units") (the "Voting Unitholders") of BFI Canada Income Fund (the "Fund") will be held at the The Toronto Board of Trade at 1 First Canadian Place, Toronto, Ontario on Tuesday, May 13, 2008 at 2:00 p.m., Toronto time, for the following purposes:

  (a)
  to receive the financial statements of the Fund for the period ended December 31, 2007 and the report of the auditors thereon;

  (b)
  to appoint auditors and to authorize the trustees to fix the remuneration of the auditors;

  (c)
  to appoint trustees;

  (d)
  to elect nominees of the Fund to serve as directors of 4264126 Canada Limited ("BFI Canada Newco" or the "Company");

  (e)
  to consider and, if deemed advisable, to pass, with or without variation, a special resolution in the form attached as Schedule "A" to the accompanying management information circular approving the amendment and restatement of the Fund's Unit Option Plan, as summarized in the management information circular; and

  (f)
  to transact such other business as may properly come before the Meeting and any and all adjournments thereof.

        A management information circular and form of proxy accompany this Notice.

DATED at Toronto, Ontario this 3rd day of April, 2008.

BY ORDER OF THE BOARD OF TRUSTEES

WILLIAM CHYFETZ Vice President, General Counsel and Secretary, 4264126 Canada Limited, in its capacity as attorney for BFI Canada Income Fund

        If you are a Voting Unitholder and you are unable to attend the Meeting in person, you are requested to date, sign and return the enclosed form of proxy in the envelope provided for that purpose to Computershare Investor Services Inc. so as to arrive not later than 2:00 p.m. (Toronto time) on May 9, 2008 or, if the Meeting is adjourned, 48 hours (excluding weekends and holidays) before any reconvened meeting. The enclosed form of proxy may be returned by facsimile to 1-866-249-7775 or by mail (a) in the enclosed envelope, or (b) in an envelope addressed to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. Only Voting Unitholders of record at the close of business on April 3, 2008 will be entitled to vote at the Meeting or any adjournment thereof.

BFI CANADA INCOME FUND

135 Queens Plate Drive, Suite 300
Toronto, Ontario
M9W 6V1

MANAGEMENT INFORMATION CIRCULAR

DATED APRIL 3, 2008

THE FUND AND BFI CANADA NEWCO

        BFI Canada Income Fund (the "Fund") is a limited purpose trust established under the laws of the Province of Ontario by a declaration of trust dated February 28, 2002, as amended and restated on April 15, 2002 and January 21, 2005, and further amended by a first supplemental indenture dated October 6, 2005 and a second supplemental indenture dated January 1, 2006 (together the "Second Amended and Restated Declaration of Trust").

        The Fund's activities are restricted to investing in and otherwise dealing with securities, including those issued by its direct and indirect subsidiary entities, 6814832 Canada Limited ("6814832"), 4264126 Canada Limited ("BFI Canada Newco" or the "Company"), BFI Canada Holdings Inc. ("BFI Canada Holdings"), IESI Corporation ("IESI"), and other entities involved, directly or indirectly, in the business of non-hazardous solid waste collection, management and disposal. The Fund is also the sole unitholder of the Ridge Landfill Trust, which holds the Fund's indirect interest in the Ridge Landfill, acquired January 4, 2005. The Fund also carries on certain other activities permitted by the Second Amended and Restated Declaration of Trust.

        The affairs of the Fund are supervised by its board of trustees (the "Board of Trustees" or "Trustees") who are responsible for, among other things, representing the Fund as a securityholder of BFI Canada Newco, BFI Canada Holdings, IESI and Ridge Landfill Trust, and effecting payments of distributable cash from the Fund to its Unitholders.

PROXY SOLICITATION AND VOTING AT THE ANNUAL AND SPECIAL MEETING

Solicitation of Proxies

        This management information circular (the "Circular") is furnished in connection with the solicitation of proxies by the Trustees of the Fund from registered owners of ordinary trust units (the "Units") and the Class A trust unit (the "Class A Unit" and, together with the Units, the "Trust Units") of the Fund for use at the annual and special meeting (the "Meeting") of holders of Trust Units ("Voting Unitholders") of the Fund to be held on May 13, 2008 at The Toronto Board of Trade at 1 First Canadian Place, Toronto, Ontario at 2:00 p.m., and at any adjournment thereof, for the purposes set forth in the notice of Meeting. Proxies will be solicited primarily by mail and may also be solicited personally by the Fund or its subsidiaries at nominal cost. The cost of such solicitation will be borne by the Fund.

Appointment of Proxies

        The persons named in the enclosed form of proxy are Trustees of the Fund. A Voting Unitholder who wishes to appoint some other person to represent such Voting Unitholder at the Meeting may do so by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such other person need not be a Voting Unitholder of the Fund.

        To be valid, proxies must be returned to Computershare Investor Services Inc. so as to arrive not later than 2:00 p.m. (Toronto time) on May 9, 2008 or, if the Meeting is adjourned, 48 hours (excluding weekends and holidays) before any reconvened meeting. Proxies may be returned by facsimile to 1-866-249-7775 or by mail (a) in the enclosed envelope, or (b) in an envelope addressed to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

Voting of Trust Units — Advice to Non-Registered Holders

        Only registered holders of Trust Units or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Trust Units of the Fund beneficially owned by a person (a "Non-Registered Holder") are registered either: (i) in the name of an intermediary (an "Intermediary") with whom the Non-Registered Holder deals in respect of the Trust Units (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. ("CDS")) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101, the Fund will have distributed copies of the notice, this Circular and the form of proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

        Intermediaries are required to forward the Meeting Materials to Non-Registered Holders. Non-Registered Holders will be given, in substitution for the proxy otherwise contained in proxy-related materials, a request for voting instructions (the "Voting Instructions Form") which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary, will constitute voting instructions which the Intermediary must follow.

        The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Trust Units of the Fund they beneficially own. Should a Non-Registered Holder who receives the Voting Instructions Form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should so indicate in the place provided for that purpose in the Voting Instructions Form and a form of legal proxy will be sent to the Non-Registered Holder. In any event, Non-Registered Holders should carefully follow the instructions of their Intermediary set out in the Voting Instructions Form.

Revocation of Proxies

        A registered Voting Unitholder who has given a proxy may revoke the proxy (a) by completing and signing a proxy bearing a later date and returning it to Computershare Investor Services Inc. in the manner and so as to arrive as described above, (b) by depositing an instrument in writing executed by the Voting Unitholder or by the Voting Unitholder's attorney authorized in writing (i) at the head office of the Fund at any time up to and including the last business day preceding the date of the Meeting, or any reconvened meeting, at which the proxy is to be used, or (ii) with the Chairperson of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment or postponement thereof, or (c) in any other manner permitted by law.

Voting of Proxies

        The persons named in the accompanying form of proxy will vote or withhold from voting the Trust Units in respect of which they are appointed in accordance with the direction of the Voting Unitholder appointing them, and if the Voting Unitholder specifies a choice with respect to any matter to be acted upon, the Trust Units will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted FOR the appointment of the auditors and the authorization of the Trustees to fix the remuneration of the auditors, FOR the appointment of the nominees named herein as Trustees, FOR the election of nominees of the Fund to serve as directors of the Company and FOR the amendment and restatement of the Fund's Unit Option Plan, all as set out in this Circular. The enclosed form of proxy also confers discretionary authority upon the persons named therein to vote with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Circular, the Trustees know of no such amendments, variations or other matters to come before the Meeting. However, if any such amendment, variation or other matter properly comes before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment.

 TRUST UNITS AND THE RETAINED INTEREST

        On April 3, 2008, the Fund had outstanding 57,567,571 Units and one Class A Unit. Each holder of Trust Units of record at the close of business on April 3, 2008, the record date established for notice of the Meeting, will be entitled to vote on all matters proposed to come before the Meeting, subject to certain restrictions with respect to the election of Trustees described below, even though such Voting Unitholder has since that date disposed of such Voting Unitholder's Trust Units. No Voting Unitholder who acquires Trust Units after the record date shall be entitled to vote at the Meeting or any adjournment thereof.

        On November 28, 2004, the Fund, certain of its affiliates and IESI entered into an agreement (the "Transaction Agreement"), which provided for, among other things, the combination of the business carried on by BFI Canada Holdings and its direct and indirect subsidiaries with the business carried on by IESI and its direct and indirect subsidiaries (the "Transaction"). Following the completion of the Transaction on January 21, 2005, the Fund indirectly owns all of the outstanding common shares of BFI Canada Holdings and IESI, the holding companies for the combined business's Canadian and U.S. operations, respectively, and IESI acquired the Class A Unit. Also, upon the completion of the Transaction, the former equity investors in IESI (the "Retained Interest Holders") were issued participating preferred shares of IESI (the "Participating Preferred Shares"). The Participating Preferred Shares are indirectly exchangeable for Units (the "IESI Exchange Rights") pursuant to a securityholders' agreement dated January 21, 2005 between the Fund, BFI Canada Newco and IESI, as trustee on behalf of the Retained Interest Holders (the "Securityholders' Agreement"). As at April 3, 2008, the Participating Preferred Shares remaining outstanding were exchangeable for approximately 11.1 million Units, representing an approximate 17% interest in the Fund.

        So long as the holder of the Class A Unit is entitled to designate at least one Trustee, the holders of the Participating Preferred Shares are entitled, voting together as a single class, to designate one of the three directors of IESI (see "Governance Arrangements"). The holders of the Participating Preferred Shares are also entitled to exercise all rights associated with the Class A Unit that was issued to IESI on the completion of the Transaction. The Class A Unit entitles the holder to exercise voting and other rights as a unitholder of the Fund as though the holder held the number of Units that would be owned by the Retained Interest Holders assuming the exercise in full of the IESI Exchange Rights. In particular, the Class A Unit enables the holder to vote on all matters at any meeting (including resolutions in writing) of Voting Unitholders on the basis of one vote for each Unit for which the Participating Preferred Shares are exchangeable, other than with respect to the election of Trustees. So long as the holder of the Class A Unit is entitled to designate at least one Trustee, all votes attaching to the Class A Unit and any Units held by Retained Interest Holders shall be deemed to be voted in favour of the Trustees nominated for election by the Fund's Governance and Nominating Committee, subject to certain conditions under the Securityholders' Agreement and the Transaction Agreement. Accordingly, the holder of the Class A Unit will be entitled to cast 11,138,810 votes on all matters presented to the Voting Unitholders at the Meeting, subject to the foregoing restriction with respect to the election of Trustees, based on the number of Units issuable to the Retained Interest Holders as at April 3, 2008, the record date for the Meeting.

        Holders of Units (the "Unitholders") will be entitled to cast one vote for each Unit held of record as at April 3, 2008, the record date for the Meeting, on any matters presented to the Voting Unitholders at the Meeting.

Governance Arrangements

        The constating documents of the Fund, BFI Canada Newco, as well as certain associated agreements relating to the Transaction (including the Securityholders' Agreement) set out the rules with respect to the governance of the Fund and BFI Canada Newco and establish the respective rights of their securityholders as to board representation, approval rights in respect of certain transactions, exchange rights and related matters (the "Governance Arrangements").

        The Governance Arrangements provide for the composition of the Board of Trustees as well as the board of directors of BFI Canada Newco, and create obligations for the parties to nominate and/or vote for the election of certain representatives to those boards. The Governance Arrangements also prescribe the establishment of specified committees of those boards and their respective mandates, as well as the composition of those committees.

        The Governance Arrangements provide for a seven-member Board of Trustees and a seven-member board of directors of BFI Canada Newco composed of the same individuals. The number of members of such boards may not be changed so long as the Retained Interest Holders own at least 10% of the then-outstanding Units (calculated on a fully-diluted basis), including Units that may be acquired upon exercise of the IESI Exchange Rights.

        The Retained Interest Holders' entitlement to designate members of the boards of the Fund and BFI Canada Newco depends on the number of Units owned by the Retained Interest Holders, including Units that may be acquired upon exercise of the IESI Exchange Rights. Of the seven members of each of those boards, the number of members that may be designated by the Retained Interest Holders will be based on the following table:

Ownership Interest	Number of Members
20% or greater	2
Between 10% and 20%	1
Less than 10%	0

        As of April 3, 2008, the Retained Interest Holders have approximately a 17% ownership interest and will therefore be entitled to designate one member of the Board of Trustees and one member of the board of directors of BFI Canada Newco. The balance of the members of the Board of Trustees and the board of directors of BFI Canada Newco will be elected by the Unitholders, with the Governance and Nominating Committee of the Fund's Board of Trustees proposing nominees to be elected.

        The member of the Board of Trustees who is designated by the Retained Interest Holders, through the holder of the Class A Unit, will be appointed as a Trustee in accordance with the Second Amended and Restated Declaration of Trust and will not be elected or subject to removal by Unitholders. The remaining members of the Board of Trustees will be elected by the Unitholders, and all votes attaching to the Class A Unit and any Units held by the Retained Interest Holders will be deemed to be voted in favour of the Trustees nominated for election by the Fund's Governance and Nominating Committee.

        The Retained Interest Holders' rights to board representation will be determined annually in conjunction with the preparation of the Fund's proxy solicitation materials and will remain effective until the next following annual general meeting of Voting Unitholders notwithstanding any intervening change in its direct or indirect ownership interest (calculated as described above) in the relevant entities. To the extent that the Retained Interest Holders are no longer entitled to designate a member of the boards of the Fund and BFI Canada Newco, the number of members that will be elected by the Unitholders or shareholders, as applicable, at the next annual meeting of the relevant entity will increase correspondingly.

        To the knowledge of the Trustees, no person or company other than TC Carting III, L.L.C., a Retained Interest Holder, and IESI, representing the Retained Interest Holders as a group, through the Class A Unit, beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Units.

 MATTERS TO BE CONSIDERED AT THE MEETING

Financial Statements

        The consolidated financial statements of the Fund for the period ended December 31, 2007, together with the auditors' report thereon, are contained in the 2007 Annual Report, which is available on SEDAR at www.sedar.com. The financial statements and auditors' report will be submitted to the Meeting, and receipt thereof at the Meeting will not constitute approval or disapproval of any matter referred to therein.

Appointment of Auditor

        It is proposed that the firm of Deloitte & Touche LLP, Chartered Accountants, be re-appointed as auditors of the Fund, to hold office until the next annual meeting of the Voting Unitholders or until their successor is appointed, and that the Trustees be authorized to fix the remuneration of the auditors. Deloitte & Touche LLP have been the auditors of the Fund since its inception in 2002.

        Proxies received in favour of management's nominees will be voted FOR the appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of the Fund and the authorization of the Trustees to fix the remuneration of the auditors, unless the Voting Unitholder has specified in the proxy that such Voting Unitholder's Trust Units are to be withheld from voting in respect thereof.

        Deloitte & Touche LLP billed the Fund and its subsidiaries $1,250,491 and $1,047,929 for 2007 and 2006, respectively, for audit services; $96,482 and $78,310 for 2007 and 2006, respectively, for audit-related services (including accounting consultations and translation services); and $283,754 and $536,445 for 2007 and 2006, respectively, for tax compliance, tax advice and tax planning services.

Appointment of Trustees of the Fund and Election of Nominees of the Fund as Directors of the Company

        As described above under "Trust Units and the Retained Interest — Governance Arrangements", the Governance Arrangements provide for a seven-member Board of Trustees and a seven-member board of directors of BFI Canada Newco composed of the same individuals. Mr. Daniel M. Dickinson, the member of the Board of Trustees who is designated by the Retained Interest Holders, through the holder of the Class A Unit, will be appointed as a Trustee in accordance with the Second Amended and Restated Declaration of Trust and will not be elected or subject to removal by Unitholders. The remaining members of the Board of Trustees will be elected by the Voting Unitholders, with all Class A Unit holder votes deemed to be cast in favor of the nominees named below.

        Proxies received in favour of management's nominees will be voted FOR the appointment of the nominees named below as Trustees of the Fund and FOR their election as nominees of the Fund to serve as directors of the Company, unless the Unitholder has, in either case, specified in the proxy that such Unitholder's Units are to be withheld from voting in respect thereof. The Trustees have no reason to believe that any of the nominees will be unable to serve as a Trustee of the Fund or as a director of the Company but, if a nominee is for any reason unavailable to serve as such, proxies received in favour of management's nominees will be voted in favour of the remaining nominees and may be voted for a substitute nominee unless the Unitholder has specified in the proxy that such Voting Unitholder's Units are to be withheld from voting in respect of the appointment of Trustees or the election of nominees of the Fund to serve as directors of the Company, as the case may be.

        Each Trustee elected will hold office until the next annual meeting or until he ceases to be a Trustee in accordance with the Second Amended and Restated Declaration of Trust. The common shares of the Company held by 6814832, which is a wholly-owned subsidiary of the Fund, will be voted to cause the election of the nominees appointed by the Class A Unit holder and the nominees elected by the Voting Unitholders as directors of the Company. Each director elected will hold office until the next annual meeting or until his successor is elected or appointed.

        The following table sets forth the names of and certain additional information for the persons proposed to be nominated for appointment as Trustees and for election as nominees to the Fund to serve as directors of the Company:

Name and Municipality of Residence	Major Positions with the Fund, the Company and Significant Affiliates	Principal Occupation	Ownership or Control Over Trust Units as at April 3, 2008
Keith A. Carrigan Caledon, Ontario, Canada Date of birth: July 17, 1950	Trustee and director since 2002 Member of: • the Environmental, Health and Safety Committee of BFI Canada Newco	Trustee, Vice-Chairman of the Fund's Board of Trustees and Chief Executive Officer, BFI Canada Newco	242,950
Daniel M. Dickinson Northfield, Illinois, U.S. Date of birth: July 31, 1961	Trustee and director since 2005 Independent Member of: • the Governance and Nominating Committee of the Fund; • the Compensation Committee of BFI Canada Newco; and • the Environmental, Health and Safety Committee of BFI Canada Newco	Managing Partner, Thayer/Hidden Creek Partners	Nil	(1)
Charles F. Flood Fort Worth, Texas, U.S. Date of birth: February 20, 1946	Trustee and director since 2005 Member of: • the Environmental, Health and Safety Committee of BFI Canada Newco (Chair)	Trustee, President, BFI Canada Newco and President and Chief Executive Officer, IESI	238,310	(2)
James J. Forese Naples, Florida, U.S. Date of birth: December 31, 1935	Trustee since 2005 Independent Member of: • the Audit Committees of the Fund and BFI Canada Newco (Chair)	Operating Partner and Chief Operating Officer, Thayer/Hidden Creek Partners	Nil	(1)

Name and Municipality of Residence	Major Positions with the Fund, the Company and Significant Affiliates	Principal Occupation	Ownership or Control Over Trust Units as at April 3, 2008
Daniel R. Milliard Port Carling, Ontario, Canada Date of birth: June 29, 1947	Trustee since 2002 Independent Member of: • the Audit Committees of the Fund and BFI Canada Newco; • the Governance and Nominating Committee of the Fund (Chair); and • the Compensation Committee of BFI Canada Newco (Chair)	Executive	1,000
Douglas W. Knight Toronto, Ontario, Canada Date of birth: February 14, 1952	Trustee and director since 2007 Independent Member of: • the Audit Committees of the Fund and BFI Canada Newco; • the Governance and Nominating Committee of the Fund; and • the Compensation Committee of BFI Canada Newco	Executive	20,000
Joseph H. Wright Toronto, Ontario, Canada Date of birth: July 17, 1942	Trustee since 2002 and Non-Executive Chairman of the Fund's Board of Directors Independent Member of: • the Audit Committees of the Fund and BFI Canada Newco; • the Governance and Nominating Committee of the Fund; and • the Compensation Committee of BFI Canada Newco	Executive	21,284

(1)
Messrs. Dickinson and Forese are officers of and hold equity interests in TC Carting III, L.L.C., a securityholder of the Fund. See "Trust Units and Retained Interest — Governance Arrangements".

(2)
Includes Units issuable upon the conversion of Participating Preferred Shares owned or controlled by Mr. Flood.

        The following are brief profiles of the above-noted nominees.

        Mr. Carrigan has been the President and Chief Executive Officer of BFI Canada Holdings since June 2000 when it acquired its assets from Allied Waste Industries, Inc. and its affiliates ("Allied"). He was responsible for successfully acquiring, assimilating and improving the operations of BFI Canada Holdings after the acquisition. Prior to joining BFI Canada Holdings, Mr. Carrigan was involved in the development and/or management of various non-hazardous solid waste management and recycling businesses. Mr. Carrigan has been involved with the solid waste management industry for most of his career, which spans more than 27 years. Most notably, he was Vice President of Waste Management, Inc. ("WMI") in the United States, and President of WMI Waste Management of Canada Corporation.

        Mr. Flood is one of the founders of IESI and has been IESI's Chief Executive Officer, President and a member of IESI's board of directors since IESI's inception. From 1989 to 1995, he was employed with WMI, as Group President from 1993 to 1995 in the northeastern United States and Canada, Regional Vice President from 1991 to 1993 in the south central United States and as Vice President of Operations in Texas from 1989 to 1991. Mr. Flood was President of Laidlaw Waste Services' U.S. solid waste operations from 1986 to 1987. Mr. Flood was President of the United States and Canada solid waste operations for GSX Corporation from 1984 to 1986. Mr. Flood was the Region Vice President of the Southern Region of SCA Services, Inc., from 1976 to 1984. Mr. Flood has over 36 years of experience in the solid waste management industry. Mr. Flood has a B.Sc. in education from the University of Miami and is currently a Director of the Detachable Container Association. Mr. Flood is also a past director and past Chairman for the Environmental Industry Association, the parent of the National Solid Waste Management Association and Waste Equipment Technology Association.

        Mr. Dickinson has been a member of IESI's board of directors since May 2001. Mr. Dickinson has been employed since 2001 by, and is currently a Managing Partner of, Thayer/Hidden Creek Partners, a private equity investment firm located in Washington, D.C. Prior to joining Thayer/Hidden Creek Partners, Mr. Dickinson spent 15 years in mergers & acquisitions, most recently as Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson is on the board of directors of Caterpillar Inc. Mr. Dickinson has a J.D. and an M.B.A. from The University of Chicago and a B.S. in Mechanical Engineering and Materials Science, magna cum laude, from Duke University.

        Mr. Forese has been a member of IESI's board of directors since October 2003. Mr. Forese joined Thayer/Hidden Creek Partners in July 2003 and currently serves as an Operating Partner and Chief Operating Officer. From 1996 to 2003, Mr. Forese worked for IKON Office Solutions, most recently as the Chairman and Chief Executive Officer. Prior to joining IKON, Mr. Forese spent 36 years with IBM Corporation, most recently as Chairman of IBM Credit Corporation. In addition, Mr. Forese held numerous other positions during his tenure at IBM Corporation including as a senior executive with IBM World Trade Europe/Middle East/Africa and IBM World Trade Americas, President of the Office Products Division, Corporate Vice President and Controller and Corporate Vice President of Finance. Mr. Forese currently serves on the board of directors of Anheuser-Busch Companies, Inc. and Spherion Corporation, as a Non-Executive Chairman. Mr. Forese earned a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

        Mr. Milliard currently serves as President and Chief Executive Officer of Sunwell Technologies Inc. He previously served as the Chief Legal and Business Development Officer at Charles Cole Memorial Hospital from July 2005 to June 2006, the Interim Chief Executive Officer of Natural Convergence Inc. from December 2003 to May 2004, the Chief Executive Officer of GT Group Telecom Inc. from September 1999 to February 2003 and President, Chief Operating Officer and a director of Hyperion Communications from May 1992 to March 1999 and from March 1999 to August 1999 Vice Chairman and President. Mr. Milliard is a graduate of The Directors College Chartered Director program.

        Mr. Milliard was Chief Executive Officer of GT Group Telecom Inc. which, in June 2002, while Mr. Milliard was acting in that capacity, made a proposal under the Companies' Creditors Arrangement Act ("CCAA"). GT Group Telecom Inc. emerged from CCAA court protection in February 2003 and was acquired by 360 Networks.

        Mr. Knight is President of St. Joseph Media, Inc. Mr. Knight has previously served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York, Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto. He is a director of Xstrata Canada Corporation and a trustee of the Governor General's Performing Arts Awards Foundation. Mr. Knight is a graduate of the University of Toronto and has an M.Sc. from the London School of Economics.

        Mr. Wright has been the Managing Partner of Barnagain Capital since February 2001. He was formerly Managing Partner of Crosbie & Company Inc., and prior to that he was President and Chief Executive Officer for Swiss Bank Corporation (Canada). Mr. Wright is currently the Chairman and Trustee of the Fund. He also serves on the Board of Directors of President's Choice Bank, OutdoorPartner Media Corporation and ROC Pref Corp. During his professional career Mr. Wright spent 23 years with Citibank as a lending officer, eight and a half years with Burns Fry as an investment banker and two years as President of Swiss Bank Canada.

        Mr. Wright was an officer and director of Hip Interactive Inc. from August 2002 until April 2005. Hip Interactive Inc. was made the subject of bankruptcy proceedings in July 2005, after Mr. Wright ceased to be an officer and director.

Approval Of Amended And Restated Unit Option Plan

        The Voting Unitholders are being asked to consider and, if deemed advisable, to pass, with or without variation, a resolution (the "Amended and Restated Unit Option Plan Resolution"), the text of which is set out in Schedule "A" to this Circular, to approve the amendment and restatement of the Fund's Unit Option Plan (the "Amended and Restated Unit Option Plan"). The Amended and Restated Unit Option Plan will increase the number of Units available for issuance under options granted and will provide the Board of Trustees with the ability to make certain changes to the Unit Option Plan without obtaining unitholder approval, which would otherwise be required by the TSX. Approval of the Amended and Restated Unit Option Plan Resolution requires the affirmative vote of the holders of a majority of the Trust Units present or represented and entitled to vote at the Meeting.

  The Current Plan

        The Unit Option Plan was approved by the Voting Unitholders of the Fund at the annual and special meeting of Unitholders held on May 11, 2006. The Unit Option Plan is designed to reward certain eligible management employees with compensation opportunities that will encourage ownership of Units, enhance the Fund's ability to attract, retain and motivate senior employees, and reward them for significant performance. The Unit Option Plan permits options to acquire Units to be granted to management employees of the Fund and its subsidiaries at the discretion of the Board of Trustees. A general description of the principal terms of the Unit Option Plan is set forth under the heading "Compensation of Executive Officers — Unit Option Plan".

        The Board of Trustees has approved amendments to the Fund's Unit Option Plan, subject to Voting Unitholder approval, to (i) implement detailed amendment provisions, setting out the types of amendments to the Unit Option Plan that will require Voting Unitholder approval; (ii) provide for the automatic extension of options that would expire during or shortly after a blackout period to 10 business days following the end of the blackout period; and (iii) increase the maximum number of Units that may be issued upon the exercise of options granted under the Unit Option Plan to 4,000,000, an increase of 2,250,000 Units. Currently, options to acquire 1,000,000 Units are outstanding under the Unit Option Plan, and no options have been exercised. These amendments are described in more detail below.

  Amendment Providing Specific Amendment Provisions

        Prior to the amendments for which Voting Unitholder approval is being sought, the Unit Option Plan provided that the Board of Trustees or a committee of trustees appointed by the Board of Trustees has the power, subject to certain exceptions and regulatory approval, to amend, suspend or terminate the Unit Option Plan at any time without Voting Unitholder approval, provided that existing rights of participants are not adversely affected.

        Amendments to the TSX Company Manual effective January 1, 2005 required listed issuers to implement amendment provisions that specify which amendments can be made to their security based compensation arrangements without securityholder approval. In TSX Staff Notice 2004-0002, published in 2004, the TSX provided administrative relief which permitted plans with a general amendment provision, like the Unit Option Plan, to make housekeeping and certain other amendments without unitholder approval. In TSX Staff Notice 2006-0001, published on June 6, 2006, the TSX withdrew the administrative relief and advised companies that effective June 30, 2007, companies that did not have detailed amendment provisions in their security based compensation arrangements could not make amendments to their security based compensation arrangements, including "housekeeping" amendments, except with securityholder approval.

        In response to this change in TSX policy, on March 6, 2008, the Board of Trustees approved amendments to the Unit Option Plan, subject to Voting Unitholder approval, to provide that the Board of Trustees or a committee appointed by the Board of Trustees may make any amendments to the Unit Option Plan, or to awards granted thereunder, except the following amendments which require Voting Unitholder approval:

(a)
increases to the number of Units issuable under the Unit Option Plan, including an increase to a fixed maximum number of Units or a change from a fixed maximum number of Units to a fixed maximum percentage;

(b)
amendments that increase the length of the period after a blackout period during which options, awards, or any rights pursuant thereto may be exercised;

(c)
amendments that would reduce the exercise price of an option or that would result in the exercise price for any option being lower than the fair market value of a Unit at the time the option is granted, except a reduction in connection with any stock dividend, stock split, combination or exchange of Units, merger, consolidation, spin-off or other distribution, or other change in the capital of the Fund affecting the Units;

(d)
any amendment expanding the categories of eligible person which would have the potential of broadening or increasing insider participation;

(e)
amendments to termination provisions providing an extension beyond the original expiry date, except a permitted automatic extension of an option expiring during a blackout period;

(f)
the addition of any other provision which results in participants receiving Units while no cash consideration is received by the Fund;

(g)
amendments required to be approved by securityholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX);

(h)
amendment provisions granting additional powers to the Board of Directors to amend the Unit Option Plan or entitlement;

(i)
extension to the term of options held by insiders; and

(j)
changes to the insider participation limits which result in securityholder approval to be required on a disinterested basis.

        The Board of Trustees considers that the proposed amendments will allow matters of an administrative or technical nature to be dealt with in a timely and expeditious manner, while requiring Voting Unitholder approval for amendments that substantially alter the terms of the Unit Option Plan and awards granted pursuant to the Unit Option Plan.

  Amendment Providing For an Automatic Ten-Day Extension

        Prior to the amendments for which Voting Unitholder approval is being sought, awards granted pursuant to the Unit Option Plan had a term of 10 years and vested at the rate of 25% per year, commencing on the anniversary of the date of the grant, or as otherwise determined by the Compensation Committee. Prior to the expiry of an option, an optionholder generally may exercise an option at any time after the option vests, except during a blackout period or when the optionholder has material undisclosed information.

        Effective January 1, 2005, subsection 613(h)(iii) of the TSX Company Manual was amended to require disinterested securityholder approval in order to extend the term of options benefiting insiders. TSX Staff Notice 2006-0001 recognizes that many listed issuers have self-imposed blackout periods, which the TSX recognizes are an example of good governance. The TSX stated that subsection 613(h)(iii) was not intended to penalize positive corporate behavior. Accordingly, TSX Staff Notice 2006-0002 provides that the expiry date of an option which expires during a blackout period may be extended to a date shortly after the end of the blackout period. On March 6, 2008, the Board approved an amendment to the Unit Option Plan, subject to Voting Unitholder approval, to provide for an automatic extension to 10 business days following the end of a blackout period for the term of options that would otherwise expire during or shortly after a blackout period.

  Amendment Increasing Number of Units Issuable Under Unit Option Plan

        Prior to the amendments for which Voting Unitholder approval is being sought, the maximum number of Units that could be issued upon the exercise of options granted under the Unit Option Plan was 1,750,000. Currently, options to acquire 1,000,000 Units are outstanding under the Unit Option Plan, and no options have been exercised. If approved by the Voting Unitholders, the maximum number of Units that may be issued upon the exercise of options granted under the Amended and Restated Unit Option Plan will be 4,000,000.

        There are currently 57,567,571 Units outstanding, and 11,138,810 Units are issuable upon the exchange of Participating Preferred Shares. As such, the Units reserved for issuance under the Amended and Restated Unit Option Plan represent approximately 7% of the Fund's currently outstanding capital (6% assuming the conversion of all outstanding Participating Preferred Shares). Less than 7% of the outstanding Units of the Fund are issuable pursuant to Unit compensation arrangements, including the Amended and Restated Unit Option Plan. In addition, the number of securities issuable to insiders, at any time, under all security based compensation arrangements, including the Amended and Restated Unit Option Plan, cannot exceed 10% of Fund's issued and outstanding securities; and the number of securities issued to insiders, within any one-year period, under all of the Fund's security based compensation arrangements, including the Amended and Restated Unit Option Plan, cannot exceed 10% of the Fund's issued and outstanding securities.

        The Board of Trustees unanimously recommends that Voting Unitholders vote FOR the Amended and Restated Unit Option Plan Resolution. In the absence of contrary instructions, the persons in the accompanying form of proxy intend to vote any Trust Units represented by such proxy FOR the Amended and Restated Unit Option Plan Resolution set forth in Schedule "A" attached to this Circular. The Amended and Restated Unit Option Plan Resolution requires the approval of the majority of Trust Units that are voted at the meeting.

 COMPENSATION OF EXECUTIVE OFFICERS

        Under applicable securities legislation, the Fund is required to disclose certain financial and other information relating to the compensation of the chief executive officer, the chief financial officer and the next three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) of the Fund and its subsidiary entities. During 2007, the executive officers of BFI Canada Newco were responsible for the management of BFI Canada Holdings and IESI.

        The tables and descriptive information set forth below present information about compensation of (i) BFI Canada Newco's Chief Executive Officer, (ii) BFI Canada Newco's Chief Financial Officer, and (iii) the three other most highly compensated executive officers of BFI Canada Newco, or subsidiary entities, whose salary and bonus earned during the financial year ended December 31, 2007 exceeded $150,000 (the "Named Executive Officers", determined in accordance with applicable rules). Reference is made to the "Report on Executive Compensation by the BFI Canada Newco Compensation Committee" on pages 16 to 17 of this Circular.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
								Awards		Payout
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)		Securities Under Options/ SARS Granted (#)(3)	Units Subject to Resale Restrictions ($)	LTIP Payout ($)(4)	All Other Compensation ($)(5)

Keith A. Carrigan Vice Chairman and Chief Executive Officer, BFI Canada Newco	2007 2006 2005	464,015 437,500 425,000		646,015 637,750 425,000		62,270 40,788 22,202		— 325,000 —	— — —	330,458 205,824 356,935	11,233 10,558 265,174

Charles F. Flood President, BFI Canada Newco	2007 2006 2005	422,574 420,872 436,537	(6) (6) (6)	595,003 348,941 195,225	(6) (6) (6)	30,633 13,270 —		— 325,000 —	— — —	280,290 174,587 86,464	261,514 533,432 8,260,683	(6) (6) (6)(8)

Joseph D. Quarin(9) Executive Vice President, BFI Canada Newco	2007 2006 2005	397,500 375,000 288,986		547,500 525,000 288,750		132,277 138,257 15,244	(9) (9)	— 225,000 —	— — —	214,277 134,205 164,957	517,237 514,190 107,266	(9) (9)

Thomas J. Cowee Chief Financial Officer, BFI Canada Newco	2007 2006 2005	312,963 311,878 308,408	(6) (6) (6)	420,784 121,160 130,150	(6) (6) (6)	17,290 7,592 —		— 125,000 —	— — —	157,140 98,417 49,468	180,558 379,225 4,183,526	(6) (6) (6)(8)

Thomas L. Brown Senior Vice President, Chief Operating Officer, IESI Corporation	2007 2006 2005	290,583 270,558 280,631	(6) (6) (6)	214,960 203,019 92,661	(6) (6) (6)	9,845 4,265 —		— — —	— — —	106,474 56,117 27,792	8,086 14,000 1,920,478	(6) (6) (6)(8)

(1)
The Company bonus plan entitles the Named Executive Officers to annual cash bonuses based on BFI Canada Newco's success in achieving financial objectives and on their individual success in accomplishing the personal goals and expectations set out in their objectives for the year.

(2)
Includes distributions received on Units held in the Long-Term Incentive Plan (the "LTIP") as well as distributions received on Units held pursuant to retention bonus arrangements where applicable (see Note (9)). Also includes all other compensation not properly categorized as salary or bonus, including perquisites and other personal benefits such as car allowance and club memberships, unless the aggregate value of such other compensation for the recipient is less than $50,000 and 10% of the total of the recipient's annual salary and bonus for the financial year. Generally, a perquisite is the cost or value of a personal benefit provided that is not available to all employees.

(3)
On February 14, 2006, options for Units in the Fund were awarded to certain executive management employees. Each Unit grant will vest equally over three years commencing on January 1, 2007. Unit options granted become exercisable when vested and may be exercised in accordance with the terms of the Unit Option plan, on termination of employment without cause or by reason of the participant's death or disability.

(4)
The LTIP was established in 2003 for Canadian-resident employees and in 2005 for U.S.-resident employees. BFI Canada Newco or a subsidiary contributes to a trust established under the LTIP the respective amounts set out in the table for the benefit of the Named Executive Officers. In 2005, LTIP Payouts for Mr. Carrigan and Mr. Quarin included a one time bonus of $255,000 and $97,500, respectively, in relation to Units awarded upon the completion of the Transaction. LTIP Payouts reported for 2007 include amounts that have vested in 2007 from 2006 LTIP awards and the vested portion of 2007 LTIP awards. See "— Long-Term Incentive Plan".

(5)
For Mr. Carrigan and Mr. Quarin, amounts in this column include contributions made in respect of BFI Canada Holdings' deferred profit sharing plan (the "DPSP"), premiums paid for life insurance and in 2005 one time bonus amounts paid upon the completion of the Transaction. Both Mr. Carrigan and Mr. Quarin are also eligible to receive DPSP contributions, and each year BFI Canada Holdings or a subsidiary makes contributions on their behalf equal to 3% of their earnings under the plan up to the maximum allowable amount under the Income Tax Act (Canada). For Mr. Flood, Mr. Cowee and Mr. Brown, in 2005 amounts in this column included a one time bonus amount paid upon the completion of the Transaction, matching contributions made under the IESI Corporation 401(k) Plan and life insurance premiums. The following matching contributions were made under the IESI Corporation 401(k) Plan during 2007: Mr. Flood, US$6,750; Mr. Cowee, US$6,750; and Mr. Brown, US$6,288. The following life insurance premiums were paid during 2007: Mr. Flood, US$3,564; Mr. Cowee, US$1,242; and Mr. Brown, US$1,235.

(6)
Compensation values have been converted to Canadian currency using the applicable Bank of Canada rates. For 2007, amounts were converted using the Bank of Canada 2007 average exchange rate of US$1.00 = $1.0748; and for 2006, amounts were converted using the Bank of Canada 2006 average exchange rate of US$1.00 = $1.1341.

(8)
Includes the total value of the bonus amounts paid to Mr. Flood, Mr. Cowee and Mr. Brown upon the completion of the Transaction and in 2007 as described in "Employment Agreements", below. These amounts were paid by the Retained Interest Holders pursuant to the terms of the Transaction. See "Employment Agreements".

(9)
See "Employment Agreements" for a description of the retention bonus arrangement for Mr. Quarin effective September 14, 2005. Included in Other Compensation for Mr. Quarin for 2007 is $506,128 received on the sale of 17,311 vested Units under the retention bonus arrangement, and for 2006 is $503,743 received on the sale of 17,310 vested Units under the retention bonus arrangement.

Bonus Plan

        In fiscal 2007, the Named Executive Officers participated in a bonus plan (the "Bonus Plan") which entitles senior officers to annual cash bonuses based on BFI Canada Newco's success in achieving financial objectives relating to budgeted earnings before interest, taxes, depreciation and amortization ("EBITDA") and on their individual success in accomplishing the personal goals and expectations set out in their objectives for the year (see "Employment Agreements"). The Compensation Committee of BFI Canada Newco approved Mr. Carrigan's and Mr. Flood's annual objectives for 2007 and reviewed their performance during 2007, subject to the approval of the board of directors of BFI Canada Newco. The annual objectives of the other Named Executive Officers for 2007 were set by the Vice Chairman and Chief Executive Officer, who also reviewed their performance during 2007, subject to the approval of the Compensation Committee. The Compensation Committee also approved the fiscal 2007 annual plan targets for the Bonus Plan. The Bonus Plan will remain substantially similar for fiscal 2008.

Long-Term Incentive Plan

        The Long-Term Incentive Plan (the "LTIP") is administered by the Compensation Committee, which has the power, among other things, to determine those directors, officers and employees of BFI Canada Newco and its subsidiaries who will participate in LTIP (the "Participants"). The purpose of the LTIP is to establish a performance-based incentive plan for directors, officers and employees that will align the interests of senior management with the interests of the Voting Unitholders.

        Pursuant to the LTIP, for the year ended December 31, 2007, each Participant's employer contributed funds, determined on the basis of BFI Canada Newco's financial performance, to a trust established for the purpose of holding Units pursuant to the terms of the LTIP (a "Trust"). Separate Trusts exist for Canadian-resident employees and U.S.-resident employees. The Trusts purchase Units in the market with such funds and hold such Units in trust for each Participant. Distributions on both vested and non-vested Units are distributed by the Trusts to the Participants in the year of receipt.

        In accordance with the LTIP, Units allocated to a Participant in respect of a calendar year, vest as follows: one-third on the day such Units are allocated to a Participant; one-third on December 31 of the year such Units are allocated to a Participant; and the balance on December 31 of the year following the year such Units are allocated to a Participant. Upon the termination of employment of a Participant, without cause, or a Participant's death, disability or retirement, all unvested Units automatically vest. Upon voluntary termination of employment (resignation) or termination with cause, any Units which have not vested will be forfeited, subject to the discretion of the trustee of the Trust (the "LTIP Trustee"), with the approval of the Compensation Committee. Upon someone ceasing to be a Participant in the LTIP, the LTIP Trustee will at the request of a Participant, or within one year of that date, sell such number of vested Units held on behalf of the Participant as may be necessary to fund the payment of any tax deduction or other charges the LTIP Trustee is required to deduct, withhold and remit under applicable law or for any other cost or charges incurred by the LTIP Trustee, and will distribute to the Participant the remaining vested Units held on the Participant's behalf. In 2007, the amount allocated to each Participant for the purchase of Units on the Participant's behalf was approved by the Compensation Committee.

        Contributions to the LTIP are computed as 2.25% of free cash flow available for distribution, subject to meeting certain performance thresholds. Individual Participants in the LTIP must exceed 95% of their respective budgeted EBITDA targets for the year and their respective prior year's actual EBITDA to be eligible in the year for an award pursuant to the LTIP. The Compensation Committee reserves the right to waive this requirement if circumstances warrant. Free cash flow available for distribution is a term which does not have a standardized meaning prescribed by Canadian generally accepted accounting principles ("GAAP") and is therefore unlikely to be comparable to similar measures used by other issuers. Please refer to the Fund's Management's Discussion and Analysis for a detailed description of the term "free cash flow available for distribution", a non-GAAP measure which indicates the amount available for distribution to holders of Units and Participating Preferred Shares.

        All or part of bonuses payable to employees who participated in the Bonus Plan may, at the option of each employee, be contributed to the Trust to be dealt with under the terms of the LTIP. In addition, all or part of directors' fees payable to the directors of BFI Canada Holdings or BFI Canada Newco may, at the option of each director, be contributed to a Trust to be invested in Units under the terms of the LTIP.

Long-Term Incentive Plans —
Awards In Most Recently Completed Financial Year

Name and Principal Position	Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout

Keith A. Carrigan Vice Chairman and Chief Executive Officer, BFI Canada Newco	$373,900	Vesting over time

Charles F. Flood President, BFI Canada Newco	$317,109	Vesting over time

Joseph D. Quarin Executive Vice President, BFI Canada Newco	$240,218	Vesting over time

Thomas J. Cowee Chief Financial Officer, BFI Canada Newco	$176,169	Vesting over time

Thomas L. Brown Senior Vice President, Chief Operating Officer, IESI	$151,070	Vesting over time

(1)
The LTIP was established in 2003 for Canadian-resident employees and in 2005 for U.S.-resident employees. BFI Canada Newco, or a subsidiary, contributes to the applicable Trust the respective amounts set out in the table for the benefit of the Named Executive Officers. LTIP award amounts reported above represent the full amount of the award for the financial year ended December 31, 2007 including the portion that has not yet vested.

Unit Option Plan

        Effective February 14, 2006, the Compensation Committee adopted the Unit Option Plan, subject to Voting Unitholder and regulatory approval. The Unit Option Plan is designed to reward certain eligible management employees with compensation opportunities that will encourage ownership of Units, enhance the Fund's ability to attract, retain and motivate senior employees, and reward them for significant performance. Options may be granted under the Fund's Unit Option Plan to management employees of the Fund and its subsidiaries as the Board of Trustees may from time to time determine. The following summary describes the principal terms of the Unit Option Plan before giving effect to the proposed amendments described in "Matters to be Considered at the Meeting — Approval of Amended and Restated Unit Option Plan".

        The number of options that may be granted to any one participant or to insiders under the Unit Option Plan is restricted as follows: the number of securities issuable to insiders, at any time, under all security based arrangements, including the Unit Option Plan, cannot exceed 10% of the Fund's issued and outstanding securities; and the number of securities issued to insiders, within any one-year period, under all of the Fund's security based compensation arrangements, including the Unit Option Plan, cannot exceed 10% of the Fund's issued and outstanding securities. The Unit Option Plan includes Unit appreciation rights which may be granted in connection with the grant of a Unit option. Unit appreciation rights entitle the participant to elect to receive a payment equal to the difference between the volume weighted average trading price of the Units on the TSX for the five trading days immediately preceding the date of surrender of a Unit and the exercise price of the Unit option in connection with which it was granted.

        Under the Unit Option Plan, options granted have a term of 10 years and vest at the rate of 25% per year, commencing on the anniversary of the date of the grant, or otherwise determined by the Compensation Committee. The exercise price of an option under the Plan is fixed by the Board of Trustees at the time of grant, but may not be lower than the volume weighted average trading price of the Units on the TSX for the five trading days immediately preceding the date of grant (calculated by dividing the total value by the total volume of Units traded for such period). The options are non-assignable.

        If a participant ceases to be eligible under the Unit Option Plan due to resignation of employment, all options held by the participant cease to vest and those options which are then exercisable may be exercised for the following 30 days. If a participant ceases to be eligible under the Unit Option Plan due to termination of employment or services without cause, all options held by the participant cease to vest and those options which are then exercisable may be exercised for the following 90 days. If a participant ceases to be eligible under the Unit Option Plan due to termination of employment for cause, all options held by the participant cease to vest and all options which are then exercisable cease to be exercisable. If a participant's employment ceases by reason of disability or death, all options held by the participant cease to vest and those options which are then exercisable may be exercised for the following 12 months. The Compensation Committee may provide, at the time of the grant or at any time thereafter, that granted options remain exercisable following such resignation or termination, provided that no option may be exercised after its stated expiration (which in no case may be later than 10 years after the date of the grant).

        The Unit Option Plan may not be amended without Unitholder approval, subject to the adoption of the proposed amendments described in "Matters to be Considered at the Meeting — Approval of Amended and Restated Unit Option Plan".

        No options to acquire Units were granted to the Named Executive Officers during the year ended December 31, 2007.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Plan Category
Equity compensation plans approved by securityholders	1,000,000	$29.15	750,000
Equity compensation plans not approved by securityholders	—	—	—

Total	1,000,000	$29.15	750,000

Employment Agreements

        The Fund's success depends on the leadership, dedication and experience of its senior management group. Upon the completion of the Transaction on January 21, 2005, BFI Canada Newco and IESI entered into new or amended employment agreements with certain senior officers. The agreements contain, among other things, confidentiality, non-solicitation and non-competition covenants that will apply during the term of each officer's employment and for a specific period of time after termination of their employment.

        Mr. Quarin entered into an employment agreement with BFI Canada Newco effective January 21, 2005, which provided that he would serve as Chief Financial Officer of BFI Canada Newco. Effective September 14, 2005, the Board of Trustees amended Mr. Quarin's title and position to that of Executive Vice President of BFI Canada Newco and Chief Operating Officer of BFI Canada Holdings. Pursuant to a revised compensation package, approved by the Board of Trustees on September 14, 2005, in 2007 Mr. Quarin received an annual salary of $397,500 and participated in the LTIP. In addition, Mr. Quarin may also be eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets are met (or greater than 100% in the case of exceptional performance). Effective September 14, 2005, Mr. Quarin was granted $2,000,000 in Units, which vested as to 25% on February 1, 2006, 25% on February 1, 2007, and 50% on February 1, 2008. Mr. Quarin's employment may be terminated for cause or by Mr. Quarin. If terminated without cause, Mr. Quarin will be entitled to payment of an amount equal to his base salary and an amount in respect of bonus and the LTIP entitlement for the lesser of (i) 24 months (increased to 36 months after five years) following termination, and (ii) the number of months to Mr. Quarin's 65th birthday, to be paid in equal monthly installments. If Mr. Quarin's employment is terminated without cause within six months preceding or 24 months following a change of control, the above severance payment will be paid as a lump sum and all unvested incentive compensation and Unit-based compensation shall vest immediately.

        Under his previous employment with IESI and BFI Canada Newco, which became effective on January 21, 2005, Mr. Flood served as Executive Vice President of BFI Canada Newco, and President and Chief Executive Officer of IESI. Effective January 1, 2006, the Governance and Nominating Committee amended Mr. Flood's title and position with BFI Canada Newco to that of President. Pursuant to Mr. Flood's previous employment agreement, in 2007 he received an annual salary of $422,574 and participated in the LTIP. In addition, his previous employment agreement provided that Mr. Flood was eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets were met (or greater than 100% in the case of exceptional performance). As approved by the shareholders of IESI, Mr. Flood was entitled to receive a bonus consisting of (i) US$700,000 payable upon completion of the Transaction on January 21, 2005, (ii) US$233,000 payable on each of the dates that is 12 months, 18 months and 24 months following January 21, 2005 and (iii) that number of consideration units, being Units distributed to certain employees of IESI as management retention bonuses (the "Consideration Units"), having a value equal to the intrinsic value of unvested options that were forfeited by Mr. Flood. As of the date of this Circular, all such bonus obligations have been satisfied.

        Effective January 1, 2008, Mr. Flood entered a new employment arrangement with IESI and BFI Canada Newco which has a term of three years, pursuant to which Mr. Flood is entitled to a base annual salary of US$413,275. In the second quarter of 2008, Mr. Flood will be granted an incentive bonus of 90,000 restricted Units, which will vest as to 33 1/3% on the date of grant, 33 1/3% on January 1, 2009 and the balance on January 1, 2011. On April 9, 2008, Mr. Flood will also be granted an option to acquire 425,000 Units. Mr. Flood is eligible to participate in the LTIP and other compensation plans. Mr. Flood's employment arrangement may be terminated by IESI for cause or by Mr. Flood. The arrangement provides that if his employment is terminated without cause or he resigns for good reason, Mr. Flood will be entitled to payment of an amount equal to his base salary and an amount in respect of bonus and the LTIP entitlement for 24 months following termination. As well, his options will vest immediately and will continue to be exercisable for their original term and his LTIP entitlements and his restricted Units will vest immediately. If Mr. Flood's employment is terminated without cause or he resigns for good reason within 24 months following a change of control, the above severance payments will be paid as a lump sum. If Mr. Flood's employment terminates by expiration of the three year term or by his retirement, his options, restricted Units, LTIP and other incentive entitlements will vest immediately and will continue to be exercisable until their original expiry date. Mr. Flood has agreed not to compete with BFI Group for 12 months if he resigns or is terminated for cause and for 24 months if his employment is terminated without cause, he retires or he resigns for good reason and not to solicit customers or employees for 24 months.

        Mr. Cowee entered into an employment agreement with IESI and BFI Canada Newco effective January 21, 2005, which provided that he would serve as Vice President, Integration of BFI Canada Newco, and Senior Vice President and Chief Financial Officer of IESI. Effective September 14, 2005, Mr. Cowee's title and position was amended to Chief Financial Officer of BFI Canada Newco. Pursuant to Mr. Cowee's employment agreement, in 2007 Mr. Cowee received an annual salary of $312,963 and participated in the LTIP. Mr. Cowee's employment agreement also provides that Mr. Cowee may be eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets are met (or greater than 100% in the case of exceptional performance). As approved by the shareholders of IESI, Mr. Cowee was entitled to receive a bonus consisting of (i) US$480,000 payable upon completion of the Transaction on January 21, 2005, (ii) US$160,000 payable on each of the dates that is 12 months, 18 months and 24 months following January 21, 2005 and (iii) that number of Consideration Units, having a value equal to the intrinsic value of unvested options that were forfeited by Mr. Cowee. As of the date of this Circular all such bonus obligations have been satisfied. Mr. Cowee's employment agreement may be terminated by IESI for cause or by Mr. Cowee. The agreement provides that if his employment is terminated without cause, Mr. Cowee will be entitled to payment of an amount equal to his base salary and an amount in respect of bonus and the LTIP entitlement for the lesser of (i) 24 months (increased to 36 months after five years) following termination, and (ii) the number of months to Mr. Cowee's 65th birthday, to be paid in equal monthly installments. If Mr. Cowee's employment is terminated without cause within six months preceding or 24 months following a change of control, the above severance payment will be paid as a lump sum and all unvested incentive compensation and Unit-based compensation shall vest immediately.

        Mr. Brown entered into an employment agreement with IESI effective January 21, 2005, which provided that he would serve as Senior Vice President and Chief Operating Officer of IESI. Pursuant to the agreement, in 2007 Mr. Brown received an annual salary of $290,583 and participated in the LTIP. Mr. Brown's employment agreement also provides that Mr. Brown may be eligible to receive an annual bonus of up to 33% of base salary if certain performance targets are met (or greater than 33% in the case of exceptional performance). The agreement may be terminated by IESI for cause or by Mr. Brown. The agreement provides that if his employment is terminated without cause, Mr. Brown will be entitled to payment of an amount equal to his base salary and an amount in respect of bonus and the LTIP entitlement for the lesser of (i) 24 months following termination, and (ii) the number of months to Mr. Brown's 65th birthday, to be paid in equal monthly installments. If Mr. Brown's employment is terminated without cause within six months preceding or 24 months following a change of control, the above severance payment will be paid as a lump sum and all unvested incentive compensation and Unit-based compensation shall vest immediately.

        Any modification or renewal of the employment agreements between the Fund's subsidiary entities and its executive officers will be subject to the prior review of the Compensation Committee of the board of BFI Canada Newco, which shall make a recommendation thereon to the full board of directors of BFI Canada Newco or IESI.

Composition of the Compensation Committee

        During the year ended December 31, 2007 the BFI Canada Newco Compensation Committee assisted the board of directors of BFI Canada Newco in determining and administering the compensation for the senior officers of BFI Canada Newco and its subsidiaries. The following individuals served as the members of the Compensation Committee during the fiscal year ended December 31, 2007: Mr. Daniel R. Milliard (Chair), Mr. Daniel Dickinson, Mr. T. Iain Ronald, Mr. Joseph H. Wright and Mr. Douglas Knight. Mr. Ronald was a member of the Compensation Committee until November 11, 2007, when he was replaced by Mr. Knight.

        None of the members of the Compensation Committee during 2007 was an officer, employee or former officer or employee of the Fund or BFI Canada Newco or any of their subsidiary entities or affiliates. The members of the Compensation Committee during 2007 were eligible to have their directors' fees invested under the terms of the LTIP. See "Compensation of Executive Officers — Long-Term Incentive Plan".

Report on Executive Compensation by the BFI Canada Newco Compensation Committee

        For 2007, the executive compensation program for senior management of the Fund and its subsidiary entities (the "Executive Compensation Program") was overseen by the Compensation Committee. The Compensation Committee was responsible for reviewing, determining and recommending to the board of directors of BFI Canada Newco for final approval the annual salary, bonus and other compensation levels of the executive officers of the Fund and its subsidiary entities.

        The Compensation Committee's executive compensation philosophy was guided by its objective to enhance unitholder value and obtain and retain executives critical to the success of the Fund and its subsidiary entities.

        The Executive Compensation Program is composed of base salary, bonus and long-term incentive plan rewards. Compensation is set at competitive market levels, designed to attract and retain an outstanding executive team, with bonuses based on performance and long-term incentives designed to align the interests of management with the creation of unitholder value. In 2007, the annual bonus payments were based on the achievement by BFI Canada Newco of financial targets. Senior management also participates in the LTIP described under "Compensation of Executive Officers — Long-Term Incentive Plan".

        In 2007, each officer's performance and related salary level, annual bonus target and amount of Units to be purchased under the LTIP were reviewed and approved by the Compensation Committee. In 2007, the Compensation Committee engaged Mercer Human Resource Consulting to provide market data on executive compensation pay levels including trends in long-term incentive design, for which it charged the Fund $16,850. Mercer Human Resource Consulting completed a competitive market pay analysis and provided alternative long-term incentive design programs for the Company's consideration. In 2007, a formal evaluation of performance and executive compensation packages, with reference to packages payable to executives of similar sized Canadian public companies and the Fund's peers in the waste management industry in the United States, was completed.

        The Trustees, on the recommendation of the Compensation Committee, approved compensation matters for 2007 relating to Mr. Keith A. Carrigan, the Vice Chairman and Chief Executive Officer of BFI Canada Newco. In consideration for his services, Mr. Carrigan received a base salary and various benefits, and was eligible to participate in the Bonus Plan and the LTIP. The base salary for Mr. Carrigan for fiscal 2007 was determined, based on an assessment by the board of directors of BFI Canada Newco of the total compensation package payable to chief executives of similar sized Canadian public companies and the Fund's peers in the waste management industry in the United States.

        Compensation matters relating to the senior officers for the year ended December 31, 2007 were approved by the board of directors of BFI Canada Newco on the recommendation of the Compensation Committee.

Performance Graph

        The following graph compares the percentage change in the cumulative unitholder return for $100 invested in Units with the total cumulative return of the S&P/TSX Composite Index (formerly the TSX 300 Total Return Index) for the period from April 25, 2002, the date when the Fund completed its initial public offering, until December 31, 2007. Assuming reinvestment of distributions, $100 invested in the Fund on April 25, 2002 was worth $401 on December 31, 2007.

Total Return(1) from IPO (April 25, 2002) to December 31, 2007

(1)
Assumes distributions paid by the Fund are reinvested in Units. Source: Bloomberg.

 COMPENSATION OF TRUSTEES OF THE FUND AND DIRECTORS OF BFI CANADA NEWCO

        During the year ended December 31, 2007, each non-management Trustee or director of BFI Canada Newco (other than the Chairman) received an annual retainer of $40,000. The Chairman of the Board of Trustees received an annual retainer of $90,000 for his duties as chair and attendance at committee and ad hoc meetings in either an official or ex-officio capacity. During the year ended December 31, 2007, there were no directors of BFI Canada Newco who were not also Trustees of the Fund. The chair of each board committee received an additional annual retainer of $4,000 ($10,000 in the case of the Audit Committee chair) and other members of those committees (other than the Chairman) received an additional annual retainer of $2,000. Board members received a fee of $1,250 for each board meeting attended, and committee members (other than the Chairman) received a fee of $1,250 for each committee meeting attended. Trustees and directors were also reimbursed for out-of-pocket expenses for attending board and board committee meetings. During the year ended December 31, 2007, the non-management directors of the BFI Canada Newco were entitled under the LTIP to elect to receive their compensation for 2007, in whole or in part, in Units. See "Compensation of Executive Officers — Long-Term Incentive Plan".

        During the year ended December 31, 2007, a total of $350,750 was paid, in cash or contributions to the LTIP, in respect of Trustees' and directors' fees. A total of $32,105 was paid in respect of reimbursement of expenses incurred by the Trustees and directors relating to travel and other expenses attributable to attending board and board committee meetings. Keith A. Carrigan, the Vice Chairman and Chief Executive Officer of BFI Canada Newco, and Charles F. Flood, the President of BFI Canada Newco, were not entitled to compensation for acting in the capacity of Trustee and director; however, all their expenses were paid by the Fund or a subsidiary. For the year ended December 31, 2007, 70% of the aforementioned fees were allocated in respect of services provided to BFI Canada Newco, and 30% were allocated in respect of services provided to the Fund. The Chairman of the Fund's Board of Trustees also received a fee of $1,250 per day on which he traveled on business for the Fund or BFI Canada Newco. Where meetings were held concurrently for both the Fund and BFI Canada Newco members did not receive double compensation.

        On August 3, 2006 Trustees approved a Unit Ownership Program for Trustees. The program provides that within five years of May 11, 2006 (or upon becoming a Trustee), each Trustee will be required to own Units in the Fund having a value equivalent to three times his or her annual retainer.

INDEBTEDNESS

        None of the Trustees of the Fund or the directors, executive officers or senior officers of its subsidiary entities, or any associate of any of the foregoing, is, or has been at any time since January 1, 2007, indebted to the Fund or any of its subsidiary entities. None of the indebtedness of any such person to another entity is, or has been at any time since January 1, 2006, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Fund or any of its subsidiaries.

 STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The following table describes the Fund's governance practices. For convenience, these are organized by reference to the requirements set out in National Instrument 58-101 of the Canadian Securities Administrators ("NI 58-101").

NI 58-101 Required Disclosure		Status*	Comments regarding the Fund's Corporate Governance Practices
1.	Board of Directors/Trustees	Yes	A majority of the Fund's Board of Trustees are independent. The independent Trustees are as follows:
			•	Joseph H. Wright
			•	Daniel Milliard
			•	James J. Forese
			•	Daniel M. Dickinson
			•	Douglas Knight
The following directors are not independent:
			•	Keith Carrigan
			•	Charles F. Flood
The Trustees have determined that Mr. Carrigan and Mr. Flood are related by virtue of their employment with BFI Canada Newco.
The following directors are presently a director of another reporting issuer or public company in a foreign jurisdiction:
			•	James J. Forese serves on the board of directors of Spherion Corporation and Anheuser-Busch Companies, Inc.
			•	Joseph H. Wright serves on the board of directors of President's Choice Bank, OutdoorPartner Media Corporation and ROC Pref Corp.
			•	Daniel M. Dickinson serves on the board of directors of Caterpillar Inc.
The attendance record of each Trustee for board meetings is as follows:
			•	Joseph H. Wright: 7 of 8 meetings
			•	Daniel Milliard: 7 of 8 meetings
			•	James J. Forese: 6 of 8 meetings
			•	Daniel M. Dickinson: 8 of 8 meetings
			•	Keith Carrigan: 8 of 8 meetings
			•	Charles F. Flood: 8 of 8 meetings
			•	Iain Ronald: 5 of 6 meetings(1)
			•	Douglas Knight: 2 of 2 meetings(1)

Following each meeting of the Board of Trustees, the independent Trustees hold a separate meeting at which non-independent Trustees and members of management do not attend. There have been 8 such meetings held in the financial year ended December 31, 2007.
The Chairman's role is to facilitate open and candid discussion among the independent trustees. The Fund's non-executive Chairman, Joseph H. Wright, is an independent Trustee.

NI 58-101 Required Disclosure		Status*	Comments regarding the Fund's Corporate Governance Practices
The attendance record for members of the Audit Committee is as follows:
			•	James J. Forese: 4 of 4 meetings
			•	Joseph H. Wright: 4 of 4 meetings
			•	Daniel Milliard: 4 of 4 meetings
			•	Iain Ronald: 2 of 3 meetings(1)
			•	Douglas Knight: 1 of 1 meeting(1)
The attendance record for members of the Governance and Nominating Committee as well as the Compensation Committee is as follows:(2)
			•	Daniel Milliard: 10 of 10 meetings
			•	Joseph H. Wright: 10 of 10 meetings
			•	Daniel M. Dickinson: 10 of 10 meetings
			•	Iain Ronald: 4 of 6 meetings(1)
			•	Douglas Knight: 4 of 4 meetings(1)
2.	Board Mandate	Yes	The Fund's Board of Trustees has a written mandate, which is attached hereto as Schedule "B".
3.	Position Descriptions	Yes	In 2006, the Board of Trustees finalized written position descriptions for the chair of the Board of Trustees and the chair of each committee.
Given the recent separation of the President and Chief Executive Officer positions, a written position description for the Chief Executive Officer was also finalized and approved in 2006.
4.	Orientation and Continuing Education	Yes
Orientation materials relating to the Fund's business and affairs are provided to new trustees regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the business carried on by the Fund and its subsidiaries. A general orientation package including materials with respect to the Board of Trustees' mandate and the mandate of each committee of the Fund's Board of Trustees and BFI Canada Newco's board of directors, the Fund's disclosure policy, the Fund's code of conduct, an overview of the Fund's approvals policy and an overview on landfills and landfill development is provided to Trustees.
5.	Ethical Business Conduct	Yes
A Code of Conduct applicable to all employees, officers and Trustees was implemented by the Trustees in 2005, and amended in 2007. A Code of Ethics for Senior Executives was implemented by the Trustees in 2005 (together with the Code of Conduct, the "Code"). A copy of the Code of Conduct is available at www.SEDAR.com and a copy of the Code of Ethics is available from the Director, Investor and Employee Relations via phone or email: Phone: (416) 401-7729, Email: investorrelations@bficanada.com. To facilitate compliance with the Code, the Code of Conduct includes mandatory procedures with respect to the reporting of conflicts of interest.
No reports have been filed pertaining to any conduct of a Trustee, director or executive officer that constitutes a departure form the Code.

NI 58-101 Required Disclosure		Status*	Comments regarding the Fund's Corporate Governance Practices
The Code includes requirements with respect to the avoidance of self-dealing conflicts of interests. The Code provides for a complaint procedure which allows employees to report (anonymously, if they wish) any conduct that does not comply with the Code.
Through the Code, the Board encourages and promotes a culture of ethical business conduct.
6.	Nomination of Directors/Trustees	Yes	The Governance and Nominating Committee is composed of four members and all of them are independent.

The Governance and Nominating Committee is responsible for the nomination of Trustees and directors, and examines the size, composition and structure of the Board and makes recommendations with respect to individuals qualified for appointment. The Governance and Nominating Committee is also responsible for, among other things, the following:
• establishing and implementing procedures to review the contributions of individual Trustees and directors;
• evaluating the effectiveness of the Board and committees;
• assessing that adequate structures and procedures are in place to permit the Board to effectively discharge its duties and responsibilities; and
• evaluating organizational structures and plans for the succession of senior executives.
7.	Compensation	Yes
The process, by which the board determines the compensation of directors and officers involves a determination on an annual basis by the Compensation Committee, composed entirely of independent Trustees, which reviews and recommends to the Trustees, for approval, the remuneration of directors and senior management. See "Compensation of Executive Officers — Report on Executive Compensation by the BFI Canada Newco Compensation Committee."

In 2005, the Compensation Committee engaged Mercer Human Resource Consulting to provide market data on executive compensation pay levels including trends in long-term incentive design. Mercer Human Resource Consulting completed a competitive market pay analysis and provided alternative long-term incentive design programs for the Company's consideration. In 2007, a formal evaluation of performance and executive compensation packages, with reference to packages for executives of the Fund's peers in the waste management industry in the United States, was completed.
8.	Other Board Committees	Yes
BFI Canada Newco also has an Environmental Health & Safety Committee. This Committee's purpose is to review and monitor safety, health and environmental policies and practices, monitor compliance with standards for environmental, health and safety practices and matters and advise the Board of Directors of BFI Canada Newco on the adequacy thereof and receive updates from management with respect to health, safety and environmental performance.

NI 58-101 Required Disclosure		Status*	Comments regarding the Fund's Corporate Governance Practices
9.	Trustee/Board Assessments	Yes	The Board of Trustees with the assistance of Mercer Delta conducted an evaluation of its effectiveness and contributions in 2006. Mercer Delta coordinated the preparation, completion and analysis of a Board self-assessment evaluation.

*
"Yes" indicates that the corporate governance practices of the Fund and its subsidiaries, as applicable, generally comply with the NI 58-101 requirement.

(1)
Iain Ronald was a member of the Board of Trustees until November 11, 2007, when he was replaced by Douglas Knight.

(2)
Messrs. Milliard, Wright, Dickinson and Knight are each members of the Governance and Nominating Committee and the Compensation Committee.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Fund has policies of insurance for the Trustees of the Fund and the directors and officers of its subsidiary entities, including BFI Canada Newco.

        The aggregate limit of liability applicable to those insured directors and officers under the policies is $20 million, inclusive of costs to defend claims. Under the policies, BFI Canada Newco will have reimbursement coverage to the extent that it has indemnified the directors and officers in excess of the deductible of $150,000 for each loss. The policies include coverage for claims under securities laws and insurance against any legal obligations to pay on account of any such claims.

        For the period from January 1, 2007 to December 31, 2007, the total premium paid on the policies was $164,500. Because the policies are subject to aggregate limits of liability, the amount of coverage may be diminished or exhausted by any claims made thereon. Also, continuity of coverage is contingent upon the availability of renewal insurance, or of replacement insurance without a retroactive date so as not to limit coverage for prior wrongful acts.

ADDITIONAL INFORMATION

        Financial information for the financial year ended December 31, 2007 is provided in the Fund's comparative financial statements and management's discussion and analysis (MD&A) which are included in the Annual Report. Voting Unitholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should contact the Fund at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

        The Annual Report (including the financial statements and MD&A), the AIF and other information relating to the Fund are available on SEDAR at www.sedar.com.

OTHER MATTERS

        The Trustees know of no other amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

 APPROVAL OF TRUSTEES

        The contents of this Circular and its sending to Voting Unitholders of the Fund have been approved by the Trustees of the Fund.

BY ORDER OF THE BOARD OF TRUSTEES

WILLIAM CHYFETZ 4264126 Canada Limited, in its capacity as attorney for BFI Canada Income Fund

Toronto, Ontario
April 3, 2008

 SCHEDULE A

AMENDED AND RESTATED UNIT OPTION PLAN RESOLUTION

Special Resolution of the Unitholders of BFI Canada Income Fund

        RESOLVED, that the amendments to the Unit Option Plan of BFI Canada Income Fund (the "Fund") adopted by the Board of Trustees, as summarized in the Management Information Circular to which this resolution is attached as Schedule A, is hereby approved and adopted.

        RESOLVED, that any Trustee of the Fund or any director or officer of 4264126 Canada Limited, in its capacity as attorney for the Fund, is hereby authorized and directed in the name of and on behalf of the Fund, to execute and deliver or cause to be delivered all such documents and to do all such other acts and things as such person may consider necessary or desirable in order to carry out the intent of the foregoing and the matters authorized hereby.

A-1

 SCHEDULE B

MANDATE OF THE TRUSTEES OF BFI CANADA INCOME FUND

        The purpose of this document is to summarize the governance and management roles and responsibilities of the Trustees of the BFI Canada Income Fund (the "Fund").

1.     Accountability

        The Trustees are responsible to Unitholders of the Fund.

2.     Role

        The role of the Trustees is to focus on governance and stewardship. Their role is to review corporate direction (strategy), assign responsibility to management for achievement of that direction, establish executive limitations, and monitor performance against those objectives. In fulfilling this role, the Trustees will regularly review management's strategic plans so that they continue to be responsive to the changing business environment in which the Fund operates.

3.     Responsibilities

        To fulfill their role, the Trustees will:

  (a)
  Define Unitholder Expectations for Corporate Performance Through Effective Communication with Unitholders
  •
  Satisfy itself that there is effective communication between the Trustees and the Fund's unitholders, other stakeholders, and the public.

  •
  Determine, from time to time, the appropriate criteria against which to evaluate performance, and set strategic goals and objectives within this context.

  (b)
  Establish Strategic Goals, Performance Objectives and Operational Policies

    The Trustees will review and approve broad strategic objectives for the Fund and establish values against which the Fund's performance will be measured. In this regard, the Trustees will:

    •
    Approve long-term strategies.

    •
    Review and approve management's strategic and operational plans so that they are consistent with long-term goals.

    •
    Approve strategic and operational policies within which management will operate.

    •
    Set targets against which to measure executive performance.

    •
    Satisfy itself that a portion of executive compensation is linked appropriately to the Fund's performance.

    •
    Satisfy itself that a process is in place with respect to the appointment, development, evaluation and succession of senior management.

  (c)
  Monitor Fund Performance
  •
  Understand, assess and monitor the principal risks of all aspects of the business in which the Fund is engaged.

  •
  Monitor Fund performance against both short-term and long-term strategic plans and annual performance targets, and monitor compliance with Trustee's policies and the effectiveness of risk management practices.

B-1

  (d)
  Develop Trustee Processes
  •
  Develop procedures relating to the conduct of the Trustees and the fulfillment of the Trustee's responsibilities. In this regard the Trustees will:

  •
  Ensure the Audit Committee of the Fund puts in place procedures to receive and handle complaints or concerns received by the Fund about accounting or audit matters including those submitted anonymously by an employee of the Fund.

  •
  To the extent feasible, satisfy itself as to the integrity of the Chief Executive Officer (CEO) and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization.

  •
  Establish expectations and responsibilities of Trustees, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials.

B-2

QuickLinks

  Exhibit 4.2
NOTICE OF ANNUAL AND SPECIAL MEETING OF UNITHOLDERS
MANAGEMENT INFORMATION CIRCULAR
THE FUND AND BFI CANADA NEWCO
PROXY SOLICITATION AND VOTING AT THE ANNUAL AND SPECIAL MEETING
TRUST UNITS AND THE RETAINED INTEREST
MATTERS TO BE CONSIDERED AT THE MEETING
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION OF TRUSTEES OF THE FUND AND DIRECTORS OF BFI CANADA NEWCO
INDEBTEDNESS
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE
ADDITIONAL INFORMATION
OTHER MATTERS
APPROVAL OF TRUSTEES
SCHEDULE A
AMENDED AND RESTATED UNIT OPTION PLAN RESOLUTION
SCHEDULE B MANDATE OF THE TRUSTEES OF BFI CANADA INCOME FUND